AGREEMENT

BETWEEN THE UNDERSIGNED:

Cornerstone OnDemand Inc., whose registered office is located at 1601 Cloverfield Blvd. Suite 620, Santa Monica, CA 90404, United States of America

Represented by Mr. Adam Miller, duly empowered for the purposes of this agreement,

(hereinafter referred to as “Cornerstone OnDemand” or the “Company”)

ON THE ONE HAND

AND:

Mr. Vincent Belliveau

Residing at:

4 rue Cortot
75018  Paris
France

Canadian Citizen

(hereinafter referred to as “Mr. Belliveau” or the “Executive”)

ON THE SECOND HAND

(The Company and Mr. Belliveau are hereinafter collectively referred to as the “Parties”)

IT HAS BEEN AGREED AS FOLLOWS:

WHEREAS

The Compensation Committee (the “Committee”) of the Board of Directors of Cornerstone OnDemand, Inc (the “Board”), believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of its employees, notwithstanding the possibility, threat, or occurrence of a Change of Control and (ii) to provide its employees with an incentive to continue their employment within the Group prior to a Change of Control and to motivate them to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

In view of the above, the Parties have agreed to enter into this Agreement, effective as of
April 17, 2014 (the “Effective Date”)

ARTICLE 1

1.1
In case of termination without Cause (excluding death or Disability) or if Executive resigns from employment for Good Reason within the Group and, in each case, such termination occurs outside of the Change of Control Period, then Mr. Belliveau will receive nine (9) months of accelerated vesting with respect to all then unvested Equity Awards and such Equity Awards shall become immediately exercisable or, in the case of such shares as are subject to repurchase by the Company for the purchase price paid, no longer subject to such repurchase.

1.2
In case of termination without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason within the Group, and in each case, such termination occurs during the Change of Control Period, one hundred percent (100%) of Mr. Belliveau’s then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

Mr. Belliveau’s then-outstanding and unvested Equity Awards that are stock options or stock appreciation rights will remain exercisable until the one (1) year anniversary of the date of Executive’s termination of employment; provided, however, that in no event may Mr. Belliveau exercise an Equity Award after the expiration of such Equity Award’s original term.

1.3
If Executive’s employment within the Group terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

1.4
If the Executive’s employment within the Group terminates as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then, Executive’s then outstanding and unvested Equity Awards will vest as if Executive’s termination were treated as a termination without Cause.

ARTICLE 2

The following terms referred to in this Agreement will have the following meanings:

2.1
“Cause” will be defined as (i) an act of material dishonesty made by Mr. Belliveau in connection with his carrying out his job responsibilities to his employer intended to result in substantial personal enrichment of himself, (ii) Mr. Belliveau’s conviction of, or plea of nolo contendre to a felony which the Board of Directors of Cornerstone OnDemand reasonably believes had or will have a material detrimental effect on Cornerstone OnDemand’s (or the subsidiary employing Mr. Belliveau) reputation or business, (iii) a willful act by Mr. Belliveau which constitutes gross misconduct and which is injurious to the Cornerstone OnDemand or its affiliates, (iv) Mr. Belliveau’s willful and material breach of his employment agreement, including without limitation his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of the Board of Directors of Cornerstone OnDemand within 10 days following written notice of such breach to him from Cornerstone OnDemand, and (v) Mr. Belliveau’s material violation of a Cornerstone OnDemand policy that results in a material detrimental effect on Cornerstone OnDemand’s (or the subsidiary employing Mr. Belliveau) reputation or business

2.2    “Change of Control” means the occurrence of any of the following events:

(i)
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is already considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection 2.2 (iii). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.3	“Change of Control Period” will mean the period beginning three (3) months prior to, and ending twelve (12) months following, a Change of Control.

2.4	“Code” will mean the Internal Revenue Code of 1986, as amended.

2.5
“Disability” will mean that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the social security administration. Termination resulting from Disability may only be effected after at least ninety (90) days’ written notice by the Company (or the subsidiary employing Mr. Belliveau) of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

2.6	“Equity Awards” will mean Executive’s outstanding stock options, restricted stock units and any other Company equity compensation awards.

2.7
“Good Reason” will mean without Executive’s express written consent (i) a significant reduction or adverse change in Executive’s duties, position, reporting relationship or responsibilities, or the removal of Executive from such duties, position or responsibilities; (ii) a reduction by the Company in the base salary of Executive as in effect immediately prior to such reduction unless (a) such reduction is part of a salary reduction plan across the Company’s entire senior management team, (b) such reduction does not have a disproportionate effect on Executive in comparison to other members of the senior management team of the Company and (c) such reduction is not in excess of ten percent (10%) of Executive’s base salary; (iii) a material reduction by the Company in the kind or level of benefits to which Executive was entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced disproportionally to other members of senior management; (iv) a material breach by the Company of a term of this Agreement or any other agreement between the Company and Executive, including the failure of the Company to obtain assumption of this Agreement by any successor. In addition, Executive must provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided with thirty (30) days to cure the condition. If the condition is not cured within such thirty (30) day period, the Executive must terminate employment within thirty (30) days of the end of such cure period in order to qualify as a termination for Good Reason.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

2.8	“Group” will be interpreted to include the Company and any subsidiary, parent, affiliate or successor thereto, if applicable.

ARTICLE 3

This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year term (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term; the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with article 2.7 hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in article 2.7) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term shall only apply with respect to the Initial Grounds. If Executive becomes entitled to benefits under article 1 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

ARTICLE 4

4.1	This Agreement represents the entire agreement existing between the Parties with respect to the subject matter hereof. It may not be amended except by a written instrument signed by the Parties.

4.2
Should one or more clauses of this Agreement be regarded as illegal, inapplicable or invalid or declared as such by applicable laws or regulations or following a legal decision, such clause(s) will be removed without rendering the remainder of this Agreement invalid, while all its other clauses shall remain fully applicable, on the condition that it does not seriously change the legal and/or economic balance of this Agreement.

In all cases, the Parties undertake to take all the measures required in good faith to remedy such illegality, inapplicability or invalidity, whilst maintaining the balance of this Agreement.

4.3	The present Agreement is governed by the laws of the State of California, without regard for choice-of-law provisions.

Disputes between the Parties hereto arising out of or in connection with this Agreement of intent shall be settled, if possible, in the first instance amicable.

/s/ Adam Miller                                     /s/ Vincent Belliveau
__________________________________________     __________________
For Cornerstone OnDemand, Inc.     Mr. Vincent Belliveau
Mr. Adam Miller,
duly empowered for the purposes of this agreement